UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2007

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As of November 14, 2007, the Registrant’s cash balance was $51.8 million.

As of November 14, 2007, the Registrant had the capacity to borrow up to an additional $85.1 million under the revolving credit portion of its existing senior secured credit facility.

The Registrant believes that its borrowing capacity under its senior secured credit facilities, together with its current cash balance and anticipated operating cash flows, will be adequate to meet its anticipated future requirements for working capital, capital expenditures and scheduled interest payments on its senior subordinated notes and under its senior secured credit facilities for the next 12 months and for the foreseeable future.

The Company’s belief that its borrowing capacity under its senior secured credit facilities, together with its current cash balance and anticipated operating cash flows, will be adequate to meet its anticipated future requirements for working capital, capital expenditures and scheduled interest payments on its senior subordinated notes and under its senior secured credit facilities for the next 12 months and for the foreseeable future is a forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This forward-looking statement is not a guarantee of future performance and is subject to a number of risks and uncertainties that could cause actual results to differ materially from the results implied or contemplated by such forward-looking statement, including but not limited to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Registrant’s control that impact the Registrant’s ability to generate cash flow from operations, unanticipated needs for working capital, unanticipated capital expenditures, or the Registrant’s inability to satisfy conditions precedent to its ability to borrow additional funds under its senior secured credit facilities. The Registrant does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: November 16, 2007

By: /s/ Scott Betts
Scott Betts
Chief Executive Officer